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TRW Conference Call

Moderator: Ron Vargo
April 17, 2002
11:00 am ET

Ron Vargo:	Good morning and welcome to TRW’s first quarter conference call. I’m Ron Vargo, Vice President and Treasurer of TRW responsible for Investor Relations.

Since our last earnings release in January, significant events have transpired at TRW. In short, our CEO resigned and Northrop Grumman presented us with a hostile takeover bid. Even with these distractions, we have maintained our focus and have delivered on our operating commitments.

Phil Odeen, our Chairman, will begin the call today with comments on our first quarter operating highlights and key developments. He will then discuss our business outlook and update the company’s earnings guidance for 2002.

Bob Swan, our CFO, will then review the first quarter financial performance and provide additional details on our 2002 outlook. Bob will also provide an overview and status report on TRW’s shareholder value-enhancing plan. After his remarks, Phil will sum up. Then we’ll open the lines for questions.

We have posted slides relating to today’s conference call on our Web site at trw.com/investorpresentation. You will no doubt find these useful in following along with the topics discussed today.

Before we start, I’d like to remind you that statements made during this call that are not historical facts may be forward-looking statements. Information regarding important factors that could cause actual results to differ materially from the forward-looking statements can be found in today’s earnings release.

With that, I’ll now hand it over to Phil Odeen.

Phil Odeen:	Good morning. And thanks for joining us on our call today.

Although today’s discussion will focus on TRW’s first quarter earnings, we will also provide an update on our shareholder value-enhancement plan. We view meeting or exceeding commitments as a critical component of enhancing shareholder value. And in the first quarter of 2002 we’ve exceeded commitments.

Before we review our first quarter earnings, I’d like to provide an update on our response to the Northrop Grumman offer. After careful consideration, including consultations with independent financial and legal advisors, our board of directors has unanimously determined that Northrop Grumman’s exchange offer for all outstanding shares of TRW common stock at $53 per share is financially inadequate and not in the best interest of our shareholders.

In addition, our board has authorized management and its advisors to initiate a process to explore all strategic alternatives to create shareholder value in excess of Northrop’s offer.

As part of this process, we would anticipate sharing nonpublic information with interested parties subject to their entering into appropriate confidentiality agreements. Should Northrop desire to do so, it may engage in this process on similar terms to other parties.

As we’ve indicated all along, this is all about shareholder value. And exploring these additional alternatives will allow us to compare the full range of alternatives versus our value-enhancement plan which we are in the process of executing.

Our board of directors strongly recommends that TRW shareholders reject Northrop’s offer and not tender their shares for exchange and urge shareholders to vote against Northrop’s proposals at the upcoming shareholder meeting.

Slide 3. The groundwork for 2002’s first quarter performance was laid in 2001. As you know, 2001 was a year of significant change at TRW. We added depth and expertise to the board of directors by replacing retiring directors with three current CEOs. We reinvigorated the management team by changing a number of key staff.

We restructured and reduced our corporate staff and reorganized each of our business segments, including the consolidation of our three Automotive units into one group.

Internal business processes were also transformed by the company-wide application of Six Sigma. And we ended the year with a record backlog in our defense businesses.

These changes are helping to drive our performance in 2002. TRW entered 2002 with a customer-focused performance-driven culture that I am happy to report is delivering sustainable earnings and improved cash flow.

Over the past three months, even with the distractions of the hostile takeover attempt, TRW has maintained its focus on meeting its commitments to customers and shareholders. I’m proud to report that we’ve exceeded our own and the market’s earnings and cash flow expectations for the first quarter.

We are confident TRW is on the right track, as earnings for the fifth quarter in a row exceeded consensus. On a year over year basis, our first quarter operating income — earnings increased by 24%, and our operating earnings per share improved by 20%.

On top of the improved profit numbers, we did a great job with cash flow in the quarter. As a point of reference, in the first quarter of last year we used approximately $170 million in cash. This year cash usage was only $34 million.

Due to seasonal factors, we usually have an increase in our debt in the first quarter. This year we successfully maintained it at year-end 2001 levels. As you know, debt reduction remains one of our highest priorities.

This earnings and cash flow performance of the first quarter gives us a great confidence that we will have a strong year in 2002. In a few minutes Bob Swan will discuss the details of the operating results that support this concept.

Now let me talk for a moment about the business outlook, as we remain very positive on the improving market conditions. The outlook for our Systems and Space & Electronics businesses continue to be very promising. These businesses are in a terrific position to help our government in many ways such homeland security and missile defense.

We are confident that our growth expectations will be realized as a result of new programs like the AEHF satellite program, the retrofit of Minuteman III missiles, and programs to enhance the security of the Jacksonville Florida International Airport and a number of major US ports for the Coast Guard.

We’re also encouraged by the projected growth in the defense budget, 7.2% through 2006, with emphasis on many technologies and arenas where we are leaders.

In Automotive we’re encouraged by increasing automotive production trends for North America. Most experts predict production will equal or exceed the 2001 volume of 15.5 million light vehicles.

This is a considerable improvement over the predictions made earlier this year and above our plan of 15 million vehicles. Although European production was down in the first quarter, the production rates are expected to improve in the second half of the year.

In our Aeronautical Systems business, the positive news from the airline industry regarding increasing flight miles and aircraft returning to service is encouraging. We are also seeing encouraging signs as our orders for spare parts are beginning to stabilize and the restructuring actions we undertook last year are already yielding savings.

In summary, a great quarter as operating earnings and EPS were up 24% and 20% respectively, cash flow also improved significantly. This strong quarter reflects the various cost-cutting and performance-enhancing initiatives implemented last year.

In addition, the improving market trends in all our businesses will result in further performance improvements and growth throughout 2002. We are now confident that we will deliver earnings that will exceed our previous guidance.

Considering our accomplishments during the first quarter, the improving North American light vehicle production outlook, the expected expanding defense budget, and our ability to control below the line costs, we’re increasing our 2002 guidance from the current level of $3.30 to $3.55 to $3.60 per share.

This will reflect a 16% to 17% increase over 2001 earnings per share on a comparable basis. We’re maintaining our cash flow estimate of $500 million. This will be achieved through a combination of operations and non-core asset sales.

Now let me add few remarks on our shareholder value-enhancing plan announced on March 13. The foundation for this plan is to continue to meet or exceed commitments.

The second step is to accelerate de-leveraging initiatives through a combination of events, most notably the sale of Aeronautical Systems, as well as from operating cash flow and non-core asset sales.

Finally, we plan to spin off our Automotive business to shareholders in a tax-free transaction. This will result in two powerful pure-play companies with leading positions in their respective industries both appropriately capitalized.

We’re moving out rapidly to execute the key milestones necessary to achieve this plan. We remain on track to complete the transaction, including the spin of Automotive, before the end of the year. Bob will provide you with additional details.

Now with that, I’ll introduce Bob Swan, our CFO. Bob, over to you.

Bob Swan:	Thanks, Phil.

I plan to cover four items: first, some housekeeping items, secondly, our first quarter results, third, a little more detail on our outlook for the remainder of the year, and fourth, progress on our strategic plan. First I’d like to mention a few housekeeping items.

We adopted FAS 142 beginning with this quarter. This standard eliminates the amortization of goodwill and certain intangibles. The effective adjustment in the first quarter ’01 earnings for FAS 142 was an increase in net earnings of $23 million or 18 cents per share.

The effect of the adoption increased segment operating profit in the first quarter 2001 as follows. Automotive increased by $16 million, Systems by $4 million, Space & Electronics by $1 million, and Aeronautical Systems by $5 million.

We have evaluated the goodwill recorded in our segments in accordance with Statement 142. And based on our current evaluation, we do not believe that there is an impairment of goodwill.

If you refer to Slide 4 please on the Web, I’ll walk you through a financial overview of the first quarter before giving you some additional details on the ’02 outlook.

Total sales in the quarter were $4.1 billion, down 2% from the first quarter of ’01. Sales during the quarter for our defense businesses were essentially equal to last year as growth from new programs such as AEHF, avionics, and the airborne laser were offset by the absence of sales associated with the Census, TESS, and Astrolink programs.

For Systems, in the first quarter sales grew below expectations due to delays in federal funding appropriations and timing of awards. We remain confident that Systems’ sales growth will reflect the double-digit growth guidance given in January of this year.

Automotive sales were down 2%. An increase in North American sales volume of over $100 million was more than offset by a decline in European sales associated with an estimated 12% decline in light vehicle production, the effects of currency translation, tough pricing environments, and businesses divested in 2001. We are obviously encouraged by North American sales and production levels and expect the European production trends to improve later in the year.

Our Aeronautical Systems’ sales continued to be impacted by the sluggish commercial aerospace market environment. Although sales declined by about $33 million, we’re encouraged by the recent positive indications in the marketplace and the impact on our order intake for our spares business.

Slide 5. First quarter operating earnings increased by 24% to $92 million, compared to $74 million last year. Our operating earnings per share improved by 20% from 59 cents to 71 cents, exceeding the analyst consensus by 7 cents. First quarter GAAP net earnings were $91 million, a 17% increase or 71 cents per share, which compares with the $78 million or 62 cents in 2001.

As Phil mentioned earlier, we implemented a number of restructuring actions at both the segment and corporate levels in 2001. These actions, along with the significant reduction in debt, positioned us for improving financial performance in 2002.

Let me walk you through the components of the 12 cent increase in the first quarter operating earnings per share excluding unusual items. First, our defense businesses increased earnings per share by 2 cents, primarily due to improved program performance.

Second, Automotive profits were stable as the increase from the North American volume and significant cost savings were offset by a decline in European volumes, product mix, pricing, currency translation, and divested businesses.

Third, cost reductions at our Aeronautical Systems business more than offset the increased R&D investment and the negative effect of currency during the quarter.

However, due to the tough commercial aerospace market, the decline in sales volume reduced earnings per share by 7 cents. In the quarter we did see a positive trend as orders for spares began to improve and expenditures for new product development programs started to decline.

Fourth, our relentless focus on debt reduction and the benefit of lower interest rates improved earnings per share by about 12 cents.

Fifth, due to our aggressive restructuring, our corporate headquarters expense declined in the first quarter for an improvement of 7 cents per share, offset by a 2 cent decline from lower pension income.

Now I’ll describe our unusual items that in total reduced earnings per share by 2 cents. There was a 4 cent per share after-tax gain from the sale of RFMD stock. And this gain was offset by a 3 cent charge from Automotive restructuring and asset impairments, plus a 3 cent charge for costs associated with Northrop’s exchange offer.

Additionally, TRW realized an extraordinary gain during the quarter. This 2 cent gain was associated with the early retirement of a portion of a pound sterling bond issue.

Our net debt was unchanged from year-end 2001 levels at $5.5 billion. Of the debt outstanding, approximately 15% is in floating rate instruments such as commercial paper and floating rate loans. The weighted average interest rate on total debt outstanding is approximately 7.3%

As you know, maintaining an investment-grade credit rating has always been extremely important to us. During the quarter, we maintained our investment-grade rating and access to the commercial paper market.

Slide 6. I’ll now discuss the revised guidance for 2002. As we defined in our year-end earnings conference call, our 2002 guidance for operating earnings before unusual items was $3.30 per share, $2.60 plus the 70 cent impact from FAS 142.

As Phil indicated, we’re increasing our 2002 guidance to $3.55 to $3.60. We are confident that actions taken to reduce costs and the improving automotive, aeronautics, and defense environments will provide even stronger earnings growth than we anticipated this past January.

The increase in guidance is due to two main reasons. First, the North American light vehicle production estimates have improved significantly. Most experts predict that 2002 volume will now exceed last year’s total of 15.5 million units.

We are raising our original assumption of 15 million units up to 15.5 million. For European production we are not changing our assumption of 18 million vehicles.

This change in the North American build rate results in an increase to our previous guidance for Automotive sales by 2% to 3%. We are also raising the guidance for Automotive segment profit by 5% above the previous estimate.

In other words, our revised guidance implies a 2% decline in sales and a 1% improvement in segment profit versus our actual 2001 Automotive performance on a comparable basis.

The second reason for increasing our guidance is the improvement as a result of corporate restructurings and de-leveraging initiatives initiated last year. As you can see in our first quarter performance, there were significant year over year reductions in our corporate and interest expense. For example, first quarter ‘02 corporate expense was down 44% from the previous first quarter.

This trend will continue throughout 2002. Our revised guidance includes a reduction of another 10% to 15% below the actual first quarter 2002 corporate expenses.

First quarter 2002 financing costs are down 18% from last year’s first quarter as a result of significantly lower debt balances and lower interest rates. Assuming that there will not be any significant change in interest rates, our revised guidance for the remainder of 2002 is a slightly lower quarterly cost than the first quarter actual.

Offsetting these expenses in net employee – is net employee benefits income, which declined by 8% in 2002 as compared to the first quarter 2001. We are updating guidance to increase this income by a couple million dollars more per quarter than the first quarter actual.

Taking together reduced corporate expense, lower financing costs, and improved net employee benefits income results in revised guidance that is between 6% to 9% better than our previous guidance. In other words, the new 2002 guidance represents between 18% and 20% lower expenses than 2001.

The guidance for our Systems, Space & Electronics, and Aeronautical Systems businesses has not changed. In the second quarter of 2002, we expect net earnings per share to be in the range of 97 cents to $1, up approximately 17% versus 2001.

Slide 7. That concludes our prepared remarks on the first quarter performance. I’ll now provide a short review of our progress with our value-enhancing separation plan. A key requirement to the completion of our separation plan is additional de-leveraging, primarily through asset sales.

Slide 8. TRW has made substantial progress in reducing debt since the acquisition of LucasVarity. By year-end 2001, net debt was reduced to $5.8 billion from a peak of $9.4 billion in March of ‘99, a reduction of approximately $3-1/2 billion, over $2 billion coming from operations.

We anticipate our de-leveraging initiatives that could generate — that our de-leveraging initiatives could generate up to $1.9 to $2.5 billion. At this overall level, we believe it will be possible to separate the company into two pure-play companies, each well capitalized with leverage targeted at investment-grade levels.

The de-leveraging initiatives come from four primary sources — operating cash flow of $200 to $300 million, the sale of Aeronautical Systems, non-core asset sales, and a potential sale of an equity interest in the Automotive segment — all totaling $1.7 to $2.2 billion or more.

Let me update you now on the status of our sale of Aeronautical Systems. On March 13 we indicated we had entered into preliminary negotiations with a party for the sale of Aeronautical Systems.

Since that date, we’ve been approached by several financially strong strategic buyers. We have initiated a formal process to capitalize on the high level of interest and to maximize the proceeds from the sale.

We remain confident that we will complete a sale at an attractive price. We will utilize the proceeds to reduce debt, thus facilitating the spinoff of Automotive and delivering value to TRW shareholders.

Slide 9. The Automotive spinoff plan remains on track to be completed by year end. On Slide 10 we’ve outlined at a very high level the key actions to execute the spin and the progress to date.

These actions, again, are at a very high level. And behind these actions is excruciating detail and activities underway to ensure we meet the prior commitment of completing the spin by the end of this year.

The board has authorized us to proceed with the process. We’re already working to complete the audit of financial statements for the Automotive business and anticipate they will be completed in the mid-May timeframe. We expect to file for a tax ruling this month and receive the ruling in the third quarter. That filing we anticipate will take place by the end of the week.

We plan to file an SEC registration statement in the second quarter, seek shareholder approval and complete distribution of Automotive during the fourth quarter. In short, we see no significant hurdles to completing the spinoff of Automotive this year.

Slide 11. I’d like to review with you our tax planning that unlocks significant value in our overall separation plan. Our goal is to provide for the sale of Aeronautical Systems and the spin of Automotive in a tax-efficient manner that provides benefits to our shareholders.

TRW has a high tax basis in the operations acquired from LucasVarity. The spin of Automotive is coupled with a plan that will allow the company to realize significant tax benefits.

These tax benefits result in minimal tax leakage from the sale of Aeronautical Systems. In addition, the tax losses can be carried back against prior year capital gains, including gains from selling RFMD shares, resulting in a tax refund. And finally, the losses can partially offset 2002 operating income. These tax benefits can provide immediate and substantial shareholder value.

Finally, while facts and circumstances differ for individual parties, the tax planning also does not create an impediment affecting any future strategic transactions.

With that, I’ll now turn — I’ll turn it over — back to Phil.

Phil Odeen:	Thank you, Bob.

Slide 12. The result of our shareholder value-enhancing plan is the creation of two world-class pure-play companies, each leaders in their industries positioned to delivery superior growth and returns as independent companies — Automotive, a global leader diversified by product, customer, and geography, a leader in well-positioned market segments such as electrically-assisted steering, vehicle stability control, and side impact airbags that exhibit positive growth trends; and Systems Space & Electronics, a world-class supplier of satellites, defense communication systems, and information system products, attractively positioned in the sweet spot of some of the highest-growth segments of the defense budget and a business that has significant investments in new promising technologies such as commercial lasers and indium phosphide. We believe the creation of two leading companies will add significant value to TRW shareholders.

Slide 14 — Slide 13, excuse me. As you know, our board of directors met last evening to consider Northrop Grumman’s $53 per share offer. The board unanimously concluded that this offer is financially inadequate and not in the interest of TRW shareholders.

Accordingly, the board strongly recommends that TRW shareholders reject Northrop’s offer and not tender shares for the exchange. The board believes the company’s strategic plan to accelerate its debt reduction and separate its automotive and defense businesses is well positioned to deliver more shareholder value than Northrop’s revised offer.

Additionally, the board has authorized management and its advisors to initiate a process to explore all strategic alternatives to create shareholder value in excess of Northrop’s offer.

As a part of this process, TRW would anticipate sharing nonpublic information with interested parties, including Northrop Grumman, subject to their entering into appropriate confidentiality agreements.

The final slide. In summary, we had a terrific first quarter despite a challenging market environment and delays affecting federal funding appropriations in our defense businesses.

Given the outlook for improved conditions in all our business segments, we’re increasing our earnings guidance for the full year of 2002 to $3.55 to $3.60 per share from $3.30. We’re on track to execute our shareholder value-enhancement plan this year.

In addition to continuing to aggressively execute our value-enhancement plan, TRW’s board has authorized management and its advisors to initiate a process to explore all strategic alternatives to create shareholder value in excess of Northrop’s offer.

As we’ve said before, this is all about shareholder value. And we will evaluate all the alternatives available to enhance value. We recommend that shareholders reject Northrop’s latest $53 per share offer and urge shareholders to vote against Northrop’s proposal at the upcoming shareholder meeting.

Now we’re ready for your questions. Operator, who has a question?

Operator:	Certainly, sir. And I would like to go ahead and remind everyone that in order to ask a question, please press star then the number 1 on your telephone keypad.

Your first question today comes from David Bradley of JP Morgan.

David Bradley:	Good morning.

Phil Odeen:	Good morning.

Bob Swan:	....David.

David Bradley:	First of all, it’s a great package, the best you’ve done ever. I hope you do this every quarter.

Phil Odeen:	Thank you.

David Bradley:	And also great results, congratulations on that.

A couple of questions, let me start with Aeronautical. You’ve earned as much as $150 million in that in the past couple of years back. It’s obviously lower than that now. A lot of that is spares.

When you look at the outlook for mothballed aircraft and future spares orders, do you think — what are the prospects of getting back to something like that $150 million in let’s say a one, or two, or three-year horizon?

Phil Odeen:	Well let me just comment briefly, then ask Bob to expand on it. As you know, we are encouraged. There are some good signs out there. A lot of aircraft have come out of storage. We see pickups in seat miles and so forth. So the outlook for the rest of this year is certainly encouraging.

Longer term, I know a lot of the estimates — I think the FAA recently said they thought that traffic would be back at roughly pre-9/11 levels in a year or so. But, Bob, why don’t you comment on that question?

Bob Swan:	Yes. David, as you know, our business is roughly 50/50 between OE volume and our service business, including repair and maintenance as well as spares. Clearly that industry has been affected since September. And our volume has been down as a result.

That being said, as Phil indicated, air service miles are recovering. And what we see in terms of just the order profile is that despite a 20% decline in orders on spares in the fourth quarter, first quarter was down 4%. So a dramatic — you know, we saw a kind of dramatic shift in the spares business.

And over the long haul, you know, the spares business and the service business in general is a very attractive, you know, long term business that generates margins. And we have a very broad diverse exposure in terms of customers and platforms.

So this has always been a great business in our portfolio. We’ve got a great team operating it. And we’re very excited by what they’re going to be able to do in the future.

David Bradley:	Could you just repeat that? The 4% and the 20%, what were those two numbers?

Bob Swan:	The order intake for our spares business in the fourth quarter, which usually is an indication of how the first quarter is going to be, was down about 20%.

In the first quarter, while revenues were down about 12%, order intake on a year over year basis was down 4%. So you see the trend in our order intake was consistent with the trends you see in available seat miles.

As a result, we end the first quarter with a spares order backlog about 10% better than it was on December 31. So while Q1 was a tough quarter, improving market conditions, we feel pretty good about our prior guidance on the remainder of the year.

David Bradley:	Okay. And then as regards the sale of that business, one of the issues you’ve always faced as a company is this over funded pension and inability to get at it. How much of that over funded pension would be attributable or allocatable to the aerospace business and how much would be in the automotive?

Bob Swan:	Yes. As you know, the UK pension plan was part of the acquisition of LucasVarity with over a $2 billion over funded position. We have not really specified how that asset will be broken out in regards to an ultimate sale.

David Bradley:	Okay. And lastly, on the vote on the twenty-second, could you just give us a quick summary of what’s that vote about?

What’s the question being voted on? Is it — are you — is this something that you’re obligated to act on? Or is this simply kind of an advisory thing that you can take into account, but you don’t — you’re not required to act on?

Phil Odeen:	This vote has to do with the Ohio law which — the so-called Control Share Law, which requires that a company, before it could actually draw down and take control of the shares, has to get the approval of the shareholders. So this is a — this would be a necessary step for an eventual acquisition of the company.

Whether it passes or not would not have a big impact, I don’t believe, and as we’ve discussed, as we move forward on all this. And therefore we have urged our shareholders not to support it simply because we think it really seems to endorse or gives credence to an offer that we believe is financially inadequate. And therefore we’ve urged a vote against it.

David Bradley:	Okay. Thank you.

Operator:	Your next question comes from Andy Casey at Prudential Securities.

Andy Casey:	Good morning. A question on Automotive, within Automotive was there a year over year decrease in pension income? I seem to recall in the fourth quarter conference call there was discussion of that.

Bob Swan:	Yes, Andy. Our pension income is really accounted for on a separate line called Employee Benefits and Other Costs on our statements.

In the segments what you’ll see is slightly higher pension expenses on a year over year basis. That’s the guidance we gave back in January. And pension expenses were slightly higher in the first quarter in Automotive.

Andy Casey:	Okay. And then on the breakup plan, you talked about a potential cash benefit due to a tax refund. Is there any ballpark value that you can give us? I understand you have some rulings to go through. But could you help us kind of understand what that could come to?

Bob Swan:	Yes. Well in a roundabout way, we anticipate that the sale of Aeronautical Systems will be virtually tax-free, i.e. no tax leakage. And there’s been a range of values put on potential proceeds from that sale.

Secondly, you’re aware that we generated over $1 billion in proceeds from the sale of RFMD stock over the last three years and paid capital gains tax on those sales. And we would anticipate that there would be more than sufficient capital loss to be used to recoup all of those capital gains.

And lastly just in terms of operating income tax this year, that would positively affect us, although not in a dramatic way.

Andy Casey:	Thanks.

Operator:	At this time I would like to remind everyone that in order to ask a question, please press star then the number 1 on your telephone keypad.

Your next question comes from Mark Koznarek of Midwest Research.

Mark Koznarek:	Hi. Good morning.

Bob Swan:	Hi, Mark.

Phil Odeen:	Good morning, Mark.

Mark Koznarek:	I want to talk just a little bit about the Corporate Expense line. It did drop pretty dramatically. And I’d just note that it’s described as, you know, Corporate Expense and Other. And I’m wondering if there were other gains in there or things that were nonrecurring that, you know, were able to be brought forward into the quarter.

Bob Swan:	Yes, Mark. It’s Bob. No, there’s no nonrecurring. That’s really the result of restructuring actions taken during the course of ‘01.

‘	And if you remember, in the third quarter and the fourth quarter of last year, you saw significant reductions in year over year comparisons. And those reductions continued into the first quarter of this year. And as we indicated, you will see that kind of year over year improvement as we go through the remainder of the year — no unusual elements in that line.

Mark Koznarek:	So it’s all staffing-related with regard to the head-count reduction in Cleveland and elsewhere?

Bob Swan:	Exactly. And we’ve indicated that the corporate expenses from ‘00 to ‘02 will be cut in half and, again, from actions we announced and implemented last year. Now it’s just a matter of reporting those benefits on a quarterly basis — no additional steps necessary.

Mark Koznarek:	Okay. And then with regard to the Operating Income line up in the Space & Electronics in particular, was any of that helped by termination of some of these tech bank-related initiatives that are, you know, kind of under the wraps that we don’t hear much about? But, you know, is it the post (unintelligible) stuff versus a year ago that has helped the income there?

Bob Swan:	No, there’s not, Mark.

Mark Koznarek:	Okay. And then a final thing, could you discuss a little bit more this concept that the spinoff of Automotive won’t create an impediment to, you know, possibly doing other things in the near future?

Bob Swan:	Yes. The — again, as kind of a complete package in this tax plan, that capital loss — the significant capital loss that we would create and implement in the tax plan, we would be using just a portion of that in the three items that I highlighted for you.

There will still be a fairly significant residual capital loss left over, if you will, that in the event there were a subsequent transaction that triggered anti Morris trust rules and created a tax exposure at the corporate level, that exposure would be dramatically buffered by the residual capital loss...

Mark Koznarek:	Okay. Thanks.

Bob Swan:	....so in effect, no discernible impediment if future strategic transactions made sense for shareholder value-creation.

Mark Koznarek:	Okay, great. Thank you.

Bob Swan:	Thank you.

Operator:	And there are no further questions at this time. Do you have any closing remarks?

Phil Odeen:	Operator, why don’t we just hold for another minute or two here and see if there are any other questions that come up?

Operator:	Certainly, sir. We’ll pause just a moment and continue to queue the roster.

Phil Odeen:	While we’re doing that, just once again let me say thank you to all of you who took part in this call. We had a — we had, we think, very exciting news to report on our results in the first quarter and a very optimistic view of the rest of this year.

And we really appreciate all your support and interest in the company. And we look forward to doing this on a regular basis in the months to come. And I think we’ll continue to have a very good story to tell.

Operator:	Sir, at this time we do have more questions. Hold for just one moment.

Your next question comes from Suzanne Kecmer of Merrill Lynch.

Suzanne Kecmer:	Morning, guys.

Phil Odeen:	Good morning.

Suzanne Kecmer:	In the quarter the effective tax rate was 30.5%. Should we be using that on a go-forward basis?

Bob Swan:	Yes. I think that with the effect of the FAS 142 our effective tax rate does kind of change year over year to approximately 31%. I think that’s the right kind of number to use on an annual basis.

Suzanne Kecmer:	Okay. And could you guys go through what the backlog was at the end of each of the — at the end of the quarter for each of the segments? And could you compare that to the end of Q4 for defense...

Phil Odeen:	We don’t — go ahead, Bob. Why don’t you start?

Bob Swan:	Yes. As you know, we had record backlog at the end of the year for both our Space and Systems business, which gives us a lot of confidence in the double-digit earnings — top line growth that we talked about.

And I would say, while we don’t report backlog on a quarter to quarter basis, order activity in the first quarter was significantly above last year’s first quarter. So again, we feel very good about the double-digit top line growth in our defense business this year and frankly, as Phil indicated, going on into the future.

Suzanne Kecmer:	Okay. Thanks a lot.

Operator:	Your next question comes from David Bradley of JP Morgan.

David Bradley:	Hi, guys. One — a couple of follow-ups here — any update on indium phosphide? What’s the prognosis? When do you start commercializing that? And what does demand look like for that?

Phil Odeen:	Yes, David. We are moving ahead with that program. And we think it’s got a lot of very exciting opportunities. We have several joint activities underway to exploit that technology. But we’re not, at this point in time at least, discussing that in detail.

David Bradley:	Okay. And then, Bob, you mentioned quickly on Page 5 as you were running through at the end what the one-time was plus and minus and how they offset each other. Could you just — do you mind just repeating briefly what those three or four items were?

Bob Swan:	Yes. The... David, we completed the sale of our equity position in RFMD in the quarter. And that generated a relatively small gain, offsetting that gain — worth about 4 cents. Offsetting that gain was really primarily two things, one, some small Automotive restructurings and asset impairments, and secondly, the cost that we’ve incurred associated with the defense of the Northrop hostile takeover.

David Bradley:	Okay. And those two together are equal to 4 cents or...

Bob Swan:	Equal to 6 cents actually.

David Bradley:	Okay. So the net then...

Bob Swan:	And in addition we had an extraordinary gain worth about 2 cents from the sale — or from the repurchase of some euro sterling bonds during the quarter.

So net-net the pro-forma and GAAP earnings were roughly equal and below our 24% increase in operating earnings year over year. There was a small miscellaneous impact.

David Bradley:	Okay. And one last thing, when you talked about selling equity in the Automotive business as a way to raise capital for a more de-leveraged capital structure post-transaction, whatever that transaction ends up being, are you talking about a strategic stake to someone? Or are you talking about a public offering? Or what — do you have something else in mind there?

Bob Swan:	Yes. We’re really — in the spin of Automotive we’re really evaluating all alternatives in terms of bringing other people’s money into the party, if you will.

Primarily we’ve been focused on evaluating whether private equity sponsorship is necessary in completing our plan and evaluating the attractiveness of that private equity sponsorship in terms of the effect on shareholder value.

David Bradley:	So the slide in which it talked — which mentions equity-raising from Auto, that’s referring to a private equity transaction?

Bob Swan:	Yes.

David Bradley:	The alternative obviously would be through an IPO spin, where the IPO proceeds would bulk up the balance sheet while you pay down debt. Is that another option under consideration?

Bob Swan:	It’s clearly another alternative. And I would say that, you know, the timeline of that is probably a little than the timeline associated with private equities. So as we’ll evaluate all alternatives, we think the private equity route is probably the most attractive both in terms of economics and time.

David Bradley:	Okay. Thank you.

Phil Odeen:	Operator, we can take one more call.

Operator:	Certainly, sir. Your next question is from Chris Manual of McDonald Investments.

Chris Manual:	Good afternoon, gentlemen.

Bob Swan:	Good afternoon.

Phil Odeen:	Good afternoon, Chris.

Chris Manual:	Just a couple quick questions, one, if we could back up a second to the Aeronautical unit sale, I think you mentioned earlier that you had spoken with a party and — I don’t want to say come to an agreement, but had gone along discussions with one party. But now you’ve taken a step back and you’re talking to more than one party. Is that correct?

Phil Odeen:	That’s correct. We have — really we’ve had very strong interest from a number of parties, solid strategic buyers that have a real, you know, serious interest in Aeronautical Systems. It’s a great property, we believe. And there’s a lot of — not surprisingly, there’s a lot of interest there.

Chris Manual:	Okay. So given the fact that this needs to be sold before the remaining transactions can take place, is there any risk for timing now? Or is it still anticipated you can complete this, you know, in that second quarter, third quarter timeframe?

Phil Odeen:	Yes. We feel very comfortable with the timing. It’s only mid-April. We’ve got plenty of time to do that before the Auto spin, which of course will be by the end of the year. So we’re very comfortable with the timeframe.

Chris Manual:	Okay. One last question, capital expenditures, what do you anticipate for this year? And if you could, can you break that out between the different units, the Automotive, Aeronautical, et cetera?

Bob Swan:	Yes. We — I think we had indicated previously that our cash flows for the year — operating cash flows of approximately $200 to $300 million assumes capital expenditures this year lower than depreciation, in other words, a reinvestment rate lower than 1.0%.

In our defense-related business, it would be a little bit higher, particularly to support all the new programs that we won last year. In our Automotive business it would be a little bit lower.

Chris Manual:	Okay. Thank you very much.

Bob Swan:	Thanks a lot.

Phil Odeen:	Again, thank you all for joining us. And we look forward to talking to you in about three months time. Thank you for being on our conference call.

Operator:	Thank you for participating in today’s conference. You may now disconnect.

END

•     Northrop Grumman’s Offer to Exchange would provide for each share of TRW common stock to be exchanged for that number of shares of Northrop Grumman common stock having a value equal to $53. The exact exchange ratio would be determined by dividing $53 by the average of the closing price of Northrop Grumman common stock for the five consecutive trading days ending immediately prior to the second trading day prior to the expiration of the Offer to Exchange, but in no event will the exchange ratio be more than 0.4690 ($53/$113) or less than 0.4309 ($53/$123).

Note: Certain cautionary language relating to the benefits of the value enhancement plan is contained in TRW’s April 2, 2002 Supplement to its Annual Meeting Proxy Statement.

This communication contains certain “forward-looking statements” that TRW believes are within the meaning of the Private Securities Litigation Reform Act of 1995. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer and TRW is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in proxy solicitation materials when there is a simultaneous tender offer. However, shareholders should be aware that the preparation of any such forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside TRW’s control. Further, TRW’s results could be affected by the ability to obtain new contract awards; the level of defense funding by the government and the termination of existing government contracts; pricing pressures from customers; moderation or decline in the automobile build rate; changes in consumer debt levels; work stoppages; unanticipated downturn in the financial condition of, or business relationships with customers or suppliers; the ability to reduce the level of outstanding debt from cash flow from operations and the proceeds from asset dispositions; a credit rating downgrade; increase in interest rates; customer recall and warranty claims; product liability and litigation issues; changes to the regulatory environment regarding automotive safety; the introduction of competing products or technology by competitors; the ability to attract and retain skilled employees with high-level technical competencies; the financial results of companies in which TRW has made technology investments; the availability of funding for research and development; economic, regulatory and political domestic and international conditions; fluctuations in currency exchange rates; and the impact of additional terrorist attacks, which could result in reduced automotive production, disruptions to the transportation system, or significant and prolonged disruption to air travel. In addition, there can be no assurance: (i) that an agreement relating to any sale of the company’s aeronautical business will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated; (ii) that the company will spin off the automotive business or that such spin-off will be complete by the end of the year; (iii) that the company’s strategic plan will deliver any particular level of value to TRW shareholders; (iv) that the commercial aerospace industry will stabilize; (v) that North American 2002 light vehicle production will increase from 2001 levels; and (vi) that 2002 earnings per share estimates will be met or exceeded. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.